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                                                                    Exhibit 23.2


                    CONSENT OF KPMG LLP, INDEPENDENT AUDITORS


The Board of Directors
Corsair Communications, Inc.:

We consent to incorporation by reference in the registration statement to be filed on November 17, 2000 on Form S-4 of Lightbridge, Inc. of our report dated February 4, 2000, relating to the consolidated balance sheets of Corsair Communications, Inc. and subsidiaries as of December 31, 1998, and 1999, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in the December 31, 1999, annual report on Form 10-K of Corsair Communications, Inc.

We also consent to the references to our firm under the headings "Selected Historical and Pro-Forma Consolidated Financial Information" and "Experts" in the registration statement.



Mountain View, California
November 17, 2000